                                                                      EXHIBIT 99

                        [LETTERHEAD FOR GRANT THORNTON]

              Report of Independent Certified Public Accountants
              --------------------------------------------------



Board of Directors
Color Image, Inc.

We have audited the accompanying consolidated balance sheets of Color Image, Inc. and subsidiary as of December 31, 1999 and 1998, and the related statements of operations and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Color Image, Inc. and subsidiary as of December 31, 1999 and 1998, and the consolidated results of their operations and their consolidated cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ Grant Thornton LLP

Atlanta, Georgia
April 6, 2000 (except for Note J,
 as to which the date is
 July 18, 2000)